Exhibit 99.1

FTD Companies, Inc. Announces Third Quarter 2015 Financial Results

Company Reports Third Quarter 2015 Consolidated Revenues of $188.5 Million

Company Updates 2015 Annual Guidance

DOWNERS GROVE, Ill. — November 4, 2015 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the third quarter and nine months ended September 30, 2015.

“During this non-holiday quarter, we focused our efforts on delivering against our integration plans and continuing the improvements in operational and financial disciplines in our Provide Commerce segment,” said FTD President and Chief Executive Officer, Robert Apatoff. “We are on track to deliver solid financial performance for full year 2015 and, despite some revenue headwinds, our third quarter profitability exceeded our expectations. Further, we continue to believe there are significant cost savings and revenue opportunities across our highly recognizable portfolio of brands to support future growth and long-term profitability.”

Third Quarter Results

Consolidated revenues were $188.5 million for the third quarter of 2015, compared to $125.1 million in the third quarter of 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014, as well as an increase in revenues for each of the Consumer, Florist and International segments, excluding fluctuations in foreign currency. Changes in foreign currency exchange rates negatively impacted 2015 third quarter revenues by $2.8 million.

Net loss was $16.5 million for the third quarter of 2015, compared to net income of $4.6 million for the third quarter of 2014. Adjusted Net Income for the third quarter of 2015 was $2.7 million, compared to $11.2 million for the same period of the prior year. The decrease in Adjusted Net Income was largely due to the addition of the Provide Commerce segment, which historically has losses in the third quarter due to lower order volumes in a non-holiday period. Adjusted Net Income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and losses on extinguishment of debt.

Adjusted EBITDA was $12.4 million, or 6.6% of consolidated revenues, for the third quarter of 2015, compared to $15.5 million, or 12.4% of consolidated revenues, for the third quarter of 2014. The third quarter of 2015 includes $4.1 million of revenues and operating income from the Consumer segment for gift card and voucher breakage due to the determination that there is no longer a requirement to remit to relevant jurisdictions certain unredeemed values under applicable unclaimed property laws. Excluding breakage, Adjusted EBITDA was $8.3 million for the third quarter of 2015. Adjusted EBITDA for the third quarter of 2015 includes a segment operating loss of $5.7 million from the Provide Commerce segment. Note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs such as audit fees, insurance and board fees are being incurred in 2015 and are not allocated to the segments. Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Nine Month Results

Consolidated revenues were $922.1 million for the nine months ended September 30, 2015, compared to $483.0 million in the nine months ended September 30, 2014. The increase in consolidated revenues was largely due to the addition of the Provide Commerce segment, which the Company acquired on December 31, 2014, as well as an increase in revenues for each of the Consumer, Florist and International segments, excluding fluctuations in foreign currency. Changes in foreign currency exchange rates negatively impacted revenues by $11.3 million in the first nine months of 2015.

Net income was $3.4 million for the nine months ended September 30, 2015, compared to $18.9 million for the nine months ended September 30, 2014. Adjusted Net Income was $44.7 million for the first nine months of 2015, compared to $36.4 million for the same period of the prior year. The increase in Adjusted Net Income was largely due to the addition of the Provide Commerce segment.

Adjusted EBITDA was $93.2 million, or 10.1% of consolidated revenues, for the first nine months of 2015, compared to $63.3 million, or 13.1% of consolidated revenues, for the same period of the prior year. Adjusted EBITDA for the first nine months of 2015 includes a contribution of $29.3 million from the Provide Commerce segment. As noted above, in the third quarter of 2015, the Company recognized $4.1 million in revenues and Adjusted EBITDA related to breakage. Also note that as a result of the Company’s increased size after the acquisition of Provide Commerce, certain incremental corporate costs such as audit fees, insurance and board fees were incurred in the nine months ended September 30, 2015 and are not allocated to the segments.

Segment Results

As a result of the acquisition of Provide Commerce, the Company’s operating and reportable segments changed to include a fourth segment, Provide Commerce. Accordingly, the Company’s reportable segments now consist of Consumer, Florist, International, and Provide Commerce. The Provide Commerce results of operations for the quarter and nine months ended September 30, 2014 set forth below were derived from the pre-acquisition results of operations of Provide Commerce, as the Company’s acquisition of Provide Commerce was not completed until December 31, 2014. These pre-acquisition results of operations for Provide Commerce have been included for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the acquisition been completed on or prior to January 1, 2014.

Consumer Segment: Consumer segment revenues for the third quarter of 2015 increased 8.9% to $59.6 million, compared to $54.7 million in the third quarter of 2014. This increase was primarily due to $4.1 million in breakage revenues recorded during the third quarter of 2015 as described above. Consumer segment revenues also benefited from a $1.37, or 1.9%, increase in average order value to $74.01. Consumer segment operating income was $9.6 million, or 16.2% of segment revenues, in the third quarter of 2015, compared to $5.1 million, or 9.2% of segment revenues, in the prior year quarter. Excluding breakage, consumer segment operating income was $5.5 million, or 10.0% of segment revenues, in the third quarter of 2015.

Consumer segment revenues for the first nine months of 2015 increased 2.9% to $245.3 million, compared to $238.4 million in the first nine months of 2014. This increase was driven by a $1.63, or 2.4%, increase in average order value to $70.86, partially offset by a 1.0% decrease in consumer orders. Consumer segment operating income was $28.0 million, or 11.4% of segment revenues, in the nine months ended September 30, 2015, compared to $23.7 million, or 10.0% of segment revenues, in the prior year period. Excluding breakage, consumer segment operating income was $23.9 million, or 9.9% of segment revenues, in the nine months ended September 30, 2015.

Florist Segment: Florist segment revenues for the third quarter of 2015 increased 1.4% to $36.8 million, compared to $36.2 million in the third quarter of 2014. This increase was primarily due to higher product revenues. Florist segment operating income was $10.1 million, down $0.6 million compared to the third quarter of 2014. Florist segment operating income was 27.4% of segment revenues in the third quarter of 2015, compared to 29.4% in the third quarter of 2014. Average revenues per member increased 7.2% to $3,064 for the third quarter of 2015, compared to $2,858 in the prior year quarter.

Florist segment revenues for the first nine months of 2015 increased 1.5% to $125.9 million, compared to $124.1 million in the first nine months of 2014. This increase was due to higher product revenues of $2.5 million, partially offset by a $0.6 million decrease in services revenues. Florist segment operating income was $36.3 million, or 28.8% of segment revenues, in the nine months ended September 30, 2015, compared to $35.9 million, or 28.9% of segment revenues, in the prior year period. Average revenues per member increased 7.4% to $10,144 for the first nine months of 2015, compared to $9,447 in the prior year period.

International Segment: International segment revenues for the third quarter of 2015 were $35.5 million, compared to $37.4 million in the third quarter of 2014. On a constant currency basis, International segment revenues increased 2.5%, or $0.9 million, driven by 2.4% growth in average order value, which was $53.45 for the third quarter of 2015, and increased revenues from Interflora’s florist business. These increases were partially offset by a 0.5% decline in consumer orders. International segment operating income was $3.5 million, or 9.7% of segment revenues, for the third quarter of 2015, compared to $3.8 million, or 10.1% of segment revenues, in the prior year quarter.

International segment revenues for the first nine months of 2015 were $124.7 million, compared to $134.2 million in the first nine months of 2014. On a constant currency basis, International segment revenues increased 1.4%, or $1.8 million, driven by 1.6% growth in average order value, which was $51.89 for the nine month period ended September 30, 2015, and increased revenues from Interflora’s florist business. These increases were offset in part by a 1.6% decline in consumer orders. International segment operating income was $15.3 million, or 12.2% of segment revenues, for the nine months ended September 30, 2015, compared to $15.3 million, or 11.4% of segment revenues, in the prior year period.

Provide Commerce Segment: Provide Commerce segment revenues for the third quarter of 2015 decreased 9.0% to $60.5 million, compared to $66.4 million in the third quarter of 2014. This decrease was primarily driven by a 10.3% decrease in consumer order volume, partially offset by a $0.73, or 1.5%, increase in average order value to $48.63. The decline in revenues was primarily attributable to the ProFlowers business. Provide Commerce segment operating loss was $5.7 million for the third quarter of 2015, compared to an operating loss of $9.9 million in the prior year quarter.

Provide Commerce segment revenues for the first nine months of 2015 were $440.2 million, compared to $481.0 million in the first nine months of 2014. This decrease was primarily driven by a 10.0% decrease in consumer order volume, partially offset by a $0.89, or 1.8%, increase in average order value to $49.50. The order and revenue declines were driven by the ProFlowers business and were partially offset by growth in the Personal Creations business. Revenues in the Gourmet Foods business were consistent with the prior year period. Provide Commerce segment operating income was $29.3 million, or 6.7% of segment revenues, for the nine months ended September 30, 2015, compared to $14.5 million, or 3.0% of segment revenues, for the prior year period.

Balance Sheet and Cash Flow Highlights

Net cash used in operating activities was $2.7 million in the nine months ended September 30, 2015, compared to net cash provided by operating activities of $25.1 million for the prior year period. The change in cash flows is primarily attributable to the cash needs of the Provide Commerce business during the third quarter as preparations for the holiday period are taking place. Use of cash by the Provide Commerce segment in the third quarter is consistent with historical seasonal cash needs for the Provide Commerce business. Under the Company’s existing stock repurchase program, the Company has repurchased approximately 673,000 shares as of September 30, 2015 at an aggregate cost of $20 million. Cash and cash equivalents decreased $80.5 million to $15.1 million as of September 30, 2015, compared to $95.6 million as of December 31, 2014. Debt outstanding as of September 30, 2015 was $305 million, compared to $340 million as of December 31, 2014.

Business Outlook

For the full year 2015, the Company is updating its outlook. The Company now expects the following:

•	Consolidated revenues to decline modestly, approximately 3% to 4%, compared to pro forma revenues of approximately $1,270 million for 2014
•	Consolidated Adjusted EBITDA margin of approximately 10%* of consolidated revenues
•	Capital expenditures of less than $20 million, compared to prior guidance of $25 million
•

Amortization of intangible assets of approximately $61 million, stock-based compensation expense of approximately $13 million and transaction-related costs between $7 and $8 million primarily related to the integration of Provide Commerce

* Including $4.1 million of breakage which was recorded in the third quarter.

Conference Call

The Company will be hosting a conference call today, November 4, 2015, at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company's website at http://www.ftdcompanies.com. In addition, you may dial 855-327-6837 to listen to the live broadcast.

A telephonic playback and archived webcast will be available through November 18, 2015.  Participants can dial 877-870-5176 to hear the playback. The passcode is 116917.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts and related products to consumers primarily in the United States, Canada, the United Kingdom and the Republic of Ireland. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910 and the highly-recognized FTD® and Interflora® brands are supported by the iconic Mercury Man® logo, which is displayed in nearly 40,000 floral shops in approximately 150 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, ProPlants®, Shari's Berries®, Personal Creations®, RedEnvelope®, Cherry Moon Farms®, Flying Flowers, Flowers Direct, Drake Algar, SincerelyTM and Gifts.comTM. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about the Company’s strategies and future financial performance; statements regarding expected synergies and benefits of the Company’s acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities, including potential acquisitions; revenues; segment metrics; operating expenses; market trends, including those in the markets in which the Company competes; liquidity; cash flows and uses of cash; dividends; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; the Company’s ability to repay indebtedness and invest in initiatives; the Company’s products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s Annual Report for the year ended December 31, 2014 and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), including, without limitation, information under the captions “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Consumer segment	$59,573	$54,714	$245,295	$238,383
Florist segment	36,753	36,238	125,922	124,061
International segment	35,538	37,379	124,700	134,211
Provide Commerce segment	60,465	—	440,249	—
Intersegment eliminations	(3,810)	(3,231)	(14,065)	(13,608)
Total revenues	188,519	125,100	922,101	483,047

Operating expenses:
Cost of revenues	118,267	76,080	582,719	305,392
Sales and marketing	38,249	22,650	185,299	82,596
General and administrative	30,252	19,737	92,750	52,674
Amortization of intangible assets	15,317	2,777	46,054	11,618
Restructuring and other exit costs	1,495	(67)	5,907	220
Total operating expenses	203,580	121,177	912,729	452,500

Operating income/(loss)	(15,061)	3,923	9,372	30,547
Interest expense, net	(2,328)	(1,413)	(6,995)	(3,894)
Other income/(expense), net	131	(74)	557	398

Income/(loss) before income taxes	(17,258)	2,436	2,934	27,051
Provision/(benefit) for income taxes	(779)	(2,178)	(440)	8,108

Net income/(loss)	$(16,479)	$4,614	$3,374	$18,943

Earnings/(loss) per common share:
Basic earnings/(loss) per share	$(0.57)	$0.24	$0.12	$0.98
Diluted earnings/(loss) per share	$(0.57)	$0.24	$0.11	$0.98

Average Shares Outstanding:
Basic	28,667	18,949	28,857	18,921
Diluted	28,667	19,012	28,909	18,972

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2015	2014
ASSETS

Cash and cash equivalents	$15,099	$95,595
Accounts receivable, net	29,886	32,753
Inventories	30,090	28,342
Deferred tax assets, net	12,154	17,233
Property and equipment, net	63,915	63,607
Intangible assets, net	357,088	435,653
Goodwill	646,120	632,212
Other assets	51,141	47,218
Total assets	$1,205,493	$1,352,613
LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$99,073	$161,584
Debt	305,000	340,000
Deferred tax liabilities, net	131,369	149,834
Other liabilities	18,663	35,982
Total liabilities	554,105	687,400
Total equity	651,388	665,213
Total liabilities and equity	$1,205,493	$1,352,613

FTD COMPANIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income/(loss)	$(16,479)	$4,614	$3,374	$18,943
Adjustments to reconcile net income to net cash provided by/(used for) operating activities:
Depreciation and amortization	21,352	5,268	63,265	19,297
Impairment of fixed assets	—	—	1,282	—
Stock-based compensation	3,864	1,946	8,204	5,509
Provision for doubtful accounts receivable	406	499	1,315	1,342
Accretion of discounts and amortization of deferred financing and debt issue costs	340	212	1,020	598
Deferred taxes, net	(4,812)	(3,381)	(9,108)	(7,212)
Excess tax benefits from equity awards	28	21	(311)	(387)
Other, net	15	134	44	125
Changes in operating assets and liabilities, net of Acquisition related purchase accounting adjustments:
Accounts receivable, net	(3,028)	(1,583)	2,592	(1,751)
Inventories	(5,912)	(201)	(2,922)	1,907
Other assets	1,382	440	8,828	1,447
Accounts payable and accrued liabilities	(19,264)	627	(59,951)	(17,562)
Income taxes receivable or payable	(1,895)	(3,029)	(11,462)	1,040
Other liabilities	(6,097)	303	(8,874)	1,808
Net cash provided by/(used for) operating activities	(30,100)	5,870	(2,704)	25,104
Cash flows from investing activities:
Purchases of property and equipment and intangible assets	(3,228)	(2,225)	(10,760)	(5,364)
Cash paid for acquisitions, net of cash acquired	—	—	(9,935)	—
Net cash used for investing activities	(3,228)	(2,225)	(20,695)	(5,364)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	200,000	—	200,000
Payments on long-term debt	(5,000)	(200,000)	(35,000)	(200,000)
Payments for debt issue costs	—	(3,806)	—	(3,806)
Exercise of stock options and purchases from employee stock plans	—	—	485	312
Repurchases of common stock	—	(9)	(22,021)	(1,760)
Excess tax benefits from equity awards	(28)	(21)	311	387
Net cash used for financing activities	(5,028)	(3,836)	(56,225)	(4,867)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(424)	(521)	(872)	(252)

Change in cash and cash equivalents	(38,780)	(712)	(80,496)	14,621

Cash and cash equivalents, beginning of period	53,879	63,495	95,595	48,162

Cash and cash equivalents, end of period	$15,099	$62,783	$15,099	$62,783

Supplemental Cash Flow Information:

Cash paid for interest	$1,967	$1,955	$6,088	$4,307
Cash paid for income taxes, net	6,494	4,226	20,696	14,281
Cash paid for restructuring and other exit costs	937	8	4,392	370
Cash paid for litigation and dispute settlement charges	540	-	2,822	35
Cash paid for transaction-related costs	1,854	1,823	6,852	1,999

FTD COMPANIES, INC.

UNAUDITED SEGMENT INFORMATION

(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014

Consumer:
Segment revenues	$59,573	(a)	$54,714		$245,295	(a)	$238,383
Segment operating income (1)	$9,641	(a)	$5,060		$27,995	(a)	$23,738
Consumer orders (2)	706		709		3,217		3,250
Average order value (3)	$74.01		$72.64		$70.86		$69.23

Florist:
Segment revenues	$36,753		$36,238		$125,922		$124,061
Segment operating income (1)	$10,067		$10,660		$36,327		$35,906
Average revenues per member (4)	$3,064		$2,858		$10,144		$9,447

International:
Segment revenues (in USD)	$35,538		$37,379		$124,700		$134,211
Segment revenues (in GBP)	£22,941		£22,389		£81,554		£80,467
Segment operating income (in USD) (1)	$3,460		$3,763		$15,260		$15,330
Consumer orders (2)	546		549		1,972		2,005
Average order value (in USD) (3)	$53.45		$56.24		$51.89		$55.74
Average order value (in GBP) (3)	£34.51		£33.70		£33.95		£33.43
Average currency exchange rate: GBP to USD	1.55		1.67		1.53		1.67

Provide Commerce:
Segment revenues	$60,465		$66,412	(b)	$440,249		$480,992	(b)
Segment operating income/(loss) (1)	$(5,679)		$(9,934)	(b)	$29,307		$14,487	(b)
Consumer orders (2)	1,216		1,355	(b)	8,819		9,796	(b)
Average order value (3)	$48.63		$47.90	(b)	$49.50		$48.61	(b)

(a)

Includes $4.1 million of revenues and operating income for gift card and voucher breakage due to the determination that there is no longer a requirement to remit to relevant jurisdictions certain unredeemed values under applicable unclaimed property laws.

(b)

The results of operations for Provide Commerce for the quarter and nine months ended September 30, 2014 set forth above were derived from the unaudited pre-acquisition results of operations of Provide Commerce. These pre-acquisition results of operations of Provide Commerce have been included herein for informational purposes only and do not purport to be indicative of the results of future operations of the Provide Commerce segment or the results that would have actually been attained had the Acquisition been completed on or before January 1, 2014.

FTD COMPANIES, INC.

UNAUDITED RECONCILIATIONS

(in thousands)

The following tables contain reconciliations of Adjusted EBITDA, Free Cash Flow, and Adjusted Net Income to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME TO NET INCOME

AND NET INCOME TO ADJUSTED EBITDA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Segment Operating Income/(Loss) (1) :
Consumer	$9,641	$5,060	$27,995	$23,738
Florist	10,067	10,660	36,327	35,906
International	3,460	3,763	15,260	15,330
Provide Commerce	(5,679)	-	29,307	-
Unallocated expenses	(11,198)	(10,292)	(36,252)	(25,130)
Depreciation and amortization	(21,352)	(5,268)	(63,265)	(19,297)
Operating income/(loss)	(15,061)	3,923	9,372	30,547

Interest expense, net	(2,328)	(1,413)	(6,995)	(3,894)
Other income/(expense), net	131	(74)	557	398
Benefit/(provision) for income taxes	779	2,178	440	(8,108)
Net income/(loss) (GAAP basis)	$(16,479)	$4,614	$3,374	$18,943

Net income/(loss) (GAAP basis)	$(16,479)	$4,614	$3,374	$18,943
Interest expense, net	2,328	1,413	6,995	3,894
Provision/(benefit) for income taxes	(779)	(2,178)	(440)	8,108
Depreciation and amortization	21,352	5,268	63,265	19,297
Stock-based compensation	3,864	1,946	8,204	5,509
Transaction-related costs	1,108	3,388	6,338	5,137
Litigation and dispute settlement charges and gains	(446)	1,163	(446)	2,185
Restructuring and other exit costs	1,495	(67)	5,907	220
Adjusted EBITDA (5)	$12,443	$15,547	$93,197	$63,293

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net cash provided by/(used for) operating activities (GAAP basis)	$(30,100)	$5,870	$(2,704)	$25,104
Capital expenditures	(3,228)	(2,225)	(10,760)	(5,364)
Cash paid for transaction-related costs	1,854	1,823	6,852	1,999
Cash paid for litigation and dispute settlement charges and gains	540	-	2,822	35
Cash paid for restructuring and other exit costs	937	8	4,392	370
Free Cash Flow (6)	$(29,997)	$5,476	$602	$22,144

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net income/(loss), as reported (GAAP basis)	$(16,479)	$4,614	$3,374	$18,943
Stock-based compensation	3,864	1,946	8,204	5,509
Amortization of intangible assets	15,317	2,777	46,054	11,618
Transaction-related costs	1,108	3,388	6,338	5,137
Litigation and dispute settlement charges and gains	(446)	1,163	(446)	2,185
Restructuring and other exit costs	1,495	(67)	5,907	220
Loss on extinguishment of debt	-	101	-	101
Income tax effect of adjustments to net income/(loss)	(2,191)	(2,752)	(24,714)	(7,294)
Adjusted Net Income (7)	$2,668	$11,170	$44,717	$36,419

Definitions

(1) Segment operating income. The Company's chief operating decision maker uses segment operating income to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges and gains, transaction-related costs, and restructuring and other exit costs. Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income (expense). Please refer to the tables in this press release for a reconciliation of segment operating income to net income.

(2) Consumer orders. The Company monitors the number of consumer orders for floral, specialty food, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from its www.ftd.com, www.proflowers.com, www.berries.com, www.personalcreations.com websites, associated mobile sites and applications, and the 1-800-SEND-FTD and various other telephone numbers; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk, www.flyingflowers.co.uk and www.interflora.ie websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer, International, and Provide Commerce segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer and Provide Commerce segments, and the British Pound ("GBP") for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of the Company's floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

Non-GAAP Measures

(5) Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income taxes, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges and gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees.

The Company's definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company's core operations, this measure provides investors with additional useful information to measure the Company's financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company's performance. The Adjusted EBITDA metric also is used as a performance measure under the Company's senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility. The Company also uses this measure as a basis in determining certain incentive compensation targets for certain members of the Company's management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company's workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company's core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term "Adjusted EBITDA" does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company's GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company's financial results for the foreseeable future.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by operating activities less capital expenditures, plus cash paid for transaction-related costs, cash paid for litigation and dispute settlement charges and gains, and cash paid for restructuring and other exit costs. Beginning with the quarter ended March 31, 2015, when presenting the Free Cash Flow metric, the Company is no longer further adjusting to exclude the change in intercompany payable to United Online, Inc. and the change in current income taxes payable. The Company believes that these further adjustments no longer provide investors with meaningful information as such adjustments related to the Company's former status as a wholly-owned subsidiary of United Online, Inc.

(7) Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges and gains, restructuring and other exit costs, and loss on extinguishment of debt.

Contacts

Investor Relations:
Jandy Tomy
630-724-6984
ir@ftdi.com

Media Inquiries:

Amy Toosley

858-638-4648

pr@ftdi.com